EXHIBIT 10.2

DILIGENT CAPITAL HOLDINGS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of August 10, 2023 (the date Executive actually commences services with the Company, the “Effective Date”), is made by and between Diligent Capital Holdings, Inc. (the “Company”), and Homer A. Carvan, Jr. (“Executive”) (collectively referred to herein as the “Parties”).

WHEREAS the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS Executive wishes to be employed by the Company and provide executive services to the Company in return for the compensation and benefits detailed herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive as an employee of the Company effective as of the Effective Date, in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Executive: (i) shall serve as the Chief Acquisitions Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; (iii) shall devote substantially Executive’s Company working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, as of the Effective Date, the Company shall appoint Executive as a member of the Board of Directors and shall remain a director on the Board of Directors for a minimum of six (6) years after the acquisition of the first company/subsidiary, and thereafter use commercially reasonable efforts to cause Executive to be reelected as a member of the Board while employed hereunder.

(c) Place of Employment. Executive shall perform the services required by this Agreement at the Executives principal offices location or as is acceptable to the Board. In addition, the Company may from time to time require Executive to travel temporarily to other locations on the Company’s business.

(d) Exclusivity. Executive may be involved in other business activities and may, in the future, become involved in other business opportunities that become available. The Executives other business activities may compete with time commitments allocated toward the Company, as well as potential business combination opportunities. A potential conflict may arise if Executives other business activities coincide with an event of the Company. The Executive may face a conflict in selecting between the Company and its other business interests. The Company has not formulated a policy for the resolution of such conflicts, but it is understood that Executive will provide best efforts to give first consideration of time to Company such that it does not cause conflicts and delay the completion of a business combination.

2. Compensation and Related Matters.

(a) Annual Base Salary. Executives actively participating in the management of the Company will have an Annual Base Salary of ninety-six thousand dollars ($96,000), paid monthly (the “Annual Base Salary”), and will be subject to standard withholdings and deductions and shall be paid in accordance with the customary payroll practices and procedures of the Company. Annual Base Salary shall be increased by eight percent (8%) for each new company/subsidiary acquired by Company and shall be reviewed quarterly.

(b) Performance Compensation. Executives Performance Compensation shall be a quarterly bonus equal to 0.04 times the annualized Consolidated Company EBITDA, the total then being divided by four (4), as of the end of each full quarter and based on the reviewed financial statements (“Performance Bonus”). Performance Bonus shall be paid within 15 calendar days after the close of the quarter and will be subject to standard withholdings and deductions and shall be paid in accordance with the customary payroll practices and procedures of the Company.

Page 1 of 6

(c)  Executive Base and Performance Compensation. Executive shall receive the greater of – the Annual Base Salary or the Performance Compensation. However, if at any time during the year the Performance Compensation should be greater than the Annual Base Salary, the Performance Compensation due to Executive shall be the quarterly Performance Compensation, less the quarterly Base Salary already paid to Executive.

(d) Bonus. Commencing the end of fiscal year 2023 and each fiscal year thereafter during Executive’s employment with the Company, Executive will be eligible to receive a discretionary annual performance bonus, as may be determined by the Board from time to time (the “Annual Bonus”). The amount of the Annual Bonus that shall be payable shall be based on the achievement of performance goals to be determined by the Board, in its sole discretion. The amount of any Annual Bonus for which Executive is eligible shall be reviewed by the Board from time to time. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies and as described above, less authorized deductions and required withholding obligations.

(e) Founders’ Equity. As a founder of the Company, Executive has acquired a majority equity interest in the Company. In consideration for Executive entering into this Agreement and the founding of Company and providing executive management services to the Company, Company shall, for a minimum of 10 years from the date of this Agreement or for as long as Executive is employed by Company, whichever is longer, Company shall ensure Executive maintains a minimum ten percent (10%) equity interest ownership in Company. If at any time Executives equity interest ownership is below 10%, Company shall issue the required number of common stock shares of the Company to increase Executives equity interest ownership so that it shall maintain an amount equal to a minimum of 10% of the total outstanding equity issued. This 10% Founders’ Equity position in the Company shall be maintained at 10%, exclusive of any additional shares Executive may be awarded or may purchase from time to time.

(f) Benefits. Executive may elect to participate in Company’s fully paid executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, subject to the terms and conditions of such plans, including, without limitation, an executive family medical package. The Company shall also make annual contributions to Executive’s 401(k) plan account as authorized by the Compensation Committee of the Board, in its sole discretion, in accordance with the terms of the 401(k) plan.

(g) Life Insurance. The Company shall directly pay or reimburse Executive for the premiums of a term life insurance policy, up to a minimum coverage of $250,000. If Executive’s employment terminates for any or no reason, the Company shall have no obligation to continue to bear the costs of the life insurance policy for Executive, but Executive may choose to assume responsibility for payments required to continue the policy.

(h) Automobile Allowance. The Company shall provide Executive with an annual car allowance of $20,000, less authorized withholdings and deductions. This allowance shall be payable to Executive on the regular payroll dates of the Company and shall be prorated for any partial months.

(i) Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers as defined by the Board from time to time. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage his schedule.

(j) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

(k) Legal Fees. The Company shall promptly reimburse or directly pay on Executive’s behalf all attorney’s fees and legal costs which may be incurred by Executive in connection with the performance of their services to Company.

Page 2 of 6

3. Equity Awards.

(a) Performance Restricted Stock Units. Subject to approval by the Board, on the date determined in accordance with the Company’s established policy Executive shall be granted an award of that number of restricted stock units (the “Performance RSUs”) determined by dividing (i) $1,000,000 by (ii) the closing trading price per share of the Company’s common stock as of the date of grant. The Performance RSUs shall vest in accordance with the achievement, if any, of certain performance goals established by the Board and set forth in the agreement evidencing the Performance RSUs over a two (2) year period from the Effective Date, subject to Executive’s continuous service to the Company through the applicable vesting date. The Performance RSUs shall otherwise be subject to the terms of the plan pursuant to which they are granted and/or an award agreement to be entered into between Executive and the Company.

(b) Additional Equity Awards. Executive shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time.

4. Termination.

(a) Change in Control and Severance Benefits.

Involuntary Termination. If on or within 12 months following a Change of Control or for any other reason, the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Cause, or the Executive resigns from such employment for Good Reason, and Executive signs and does not revoke a standard and reasonable release of claims with the Company, provided that such release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”), then subject to this Section 4, Executive will receive the following:

(i) Severance Payment. Executive will receive severance pay (less applicable withholding taxes) in the form of a lump sum payment equivalent to thirty-six (36) months of Executive’s Annual Base Salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).

(ii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for periods of coverage beyond that permitted by COBRA for Executive and Executive’s eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

(iii) Equity Awards. One-hundred percent (100%) of Executive’s then outstanding and unvested awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or otherwise (collectively, the “Equity Awards”)) will vest and thereafter otherwise will remain subject to the terms and conditions of the applicable Equity Award agreement.

(b) At-will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board.

(c) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

Page 3 of 6

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his death, then Executive will be entitled to receive severance and other benefits as defined herein, including those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with Executive.

(e) Return of Company Property. Executive hereby acknowledges and agrees that all Company Property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Company Property” may include, all records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, keys, building card keys, company credit cards, telephone calling cards, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

5. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise) and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. Executive’s rights may be assigned or transferred by Executive, to an entity, trust or successor, including equity and rights to payments hereunder.

6. Miscellaneous Provisions.

(a) Work Eligibility, Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive bring the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s standard Proprietary Information and Inventions Assignment Agreement (the “Confidential Information Agreement”).

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Georgia without regard to the conflicts of law provisions thereof.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

(i) If to the Company:

Company:	Diligent Capital Holdings, Inc.
Address:	302 perimeter Center N. #1260
Atlanta, GA 30346
Attn:	Board of Directors

(ii) If to Executive, at the address set forth on the signature page hereto.

(iii) Or at any other address as any Party shall have specified by notice in writing to the other Party.

Page 4 of 6

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, collectively with any Confidential Information Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, collectively with any Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) Withholding. Should Executive be paid for executive management services directly, the Company shall be entitled to withhold from any amounts payable under this Agreement (including, without limitation, any allowances and reimbursements) any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. Executive may choose to provide executive management services through a personal entity but will still be subject to withholdings until the Company is provided a signed W9 form.

(h) Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto, including, but not limited to Section 1(b)iv, 2(e), 2(f) and Section 4, shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

7. Section 409A.

The intent of the Parties is that the payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (collectively with the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

Page 5 of 6

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

DILIGENT CAPITAL HOLDINGS, INC..

By:	/s/ Steven D. Mitcham
Name:	Steven D. Mitcham
Title:	Chairman

EXECUTIVE

By:	/s/ Homer A. Carvan
Name:	Homer A. Carvan

Address:
450 Park Ave. Apt 803
Foley, AL 36535

Page 6 of 6